YELLOW7 Writes an Effective Prescription for Healthcare Technologies and Marketing with Launch of New Medical Division

DALLAS, Texas., July 25, 2011 (BUSINESS WIRE) --  To accompany its continued momentum in delivering contemporary, innovative technologies and marketing to the healthcare industry, YELLOW7, Inc. (OTCQB:YLLC) announces the official formation of its newest division, YELLOW7 Medical (http://medical.yellow7.com). The interactive media group formed the segment, dedicated solely to developing medical marketing and technologies, in response to the accelerated demand from various sectors of healthcare for the latest methods of technology to gather and disseminate information.

“Just like any other company, online technologies and marketing for healthcare should cover as many facets as possible in order to create the furthest reach and opportunities,” states YELLOW7’s CEO, Jason Burgess.

Separately, On July 8, 2011, YELLOW7, Inc. announced that its Board of Directors declared a four-for-one stock split of the issued Common Stock of YELLOW7, Inc., to be effected in the form of a stock dividend.  Stockholders of record at the close of business on July 22, 2011 will be issued four additional shares of Common Stock of YELLOW7, Inc. for each share of Common Stock owned on that date. Also, YELLOW7's CEO Jason Burgess and COO, Jon Burgess each agreed to retire 13,750,000 shares for a total of 27,500,000 shares back to treasury. "We feel the recapitalization of our share structure better reflects managements commitment to bringing value to the shareholders of YELLOW7, Inc." stated CEO, Jason Burgess.

About YELLOW7

YELLOW7, Inc. (OTCQB: YLLC) is a rapidly evolving internet media company bringing over thirteen years of innovation and creativity to the online industry, having developed memorable media and technologies for brand leaders such as Travelocity,  GameStop, TIGI and more.  The company’s multiple divisions help their clients take full advantage of customized, effective and online technologies. As one of the first development agencies to create motion and interactive elements for websites, YELLOW7 has garnered national recognition by publications such as Inc. Magazine, The New York Times, and USA Today.  For more information visit our website at [http://www.yellow7.com].  For investment information and filings visit http://www.yellow7.com/investor-relations.

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